UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2010

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

Universal Holdings, Inc.
PO Box 8851, Rocky Mount, NC 27804
(252) 407-7782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

As previously disclosed, the Company entered into a purchase and sale agreement for the purchase of oil and gas properties effective October 1, 2009.  Pursuant to the agreement, the seller may elect to require us to purchase the 250,000 shares of our common stock issued as part of the purchase price for $750,000 and the seller notified us that it so elected.  The Company recently sold to Roger A. Parker, chairman of our Board of Directors, its remaining 50% interest in the properties that were purchased under the purchase and sale agreement effective October 1, 2009 for $750,000 cash.  Pursuant to this agreement with Roger A. Parker, the Company may elect to repurchase such interest at $825,000 exercisable until March 15, 2010.  The Company also paid the seller $750,000 in exchange for the 250,000 shares of common stock issued pursuant to the first agreement, which was accompanied by a mutual release.  The purchase and sale agreement with Roger A. Parker is filed as Exhibit 10.1 hereto.

The Board of Directors has previously authorized the issuance by the Company of up to 100,000 shares of its common stock.  On January 19, 2010, the Board of Directors sold 88,889 shares of our common stock for $2.25 per share for total proceeds to the Company in the amount of $200,000.  The form of purchase agreement is filed as Exhibit 10.1 to the Company's Report on Form 8-K filed on November 23, 2009.

Item 3.02    Unregistered Sale of Equity Securities.

Issuance of the 88,889 shares described in Item 2.01 was not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 4.01    Changes in Registrant's Certifying Accountant.

(a)	Dismissal of Previous Independent Registered Public Accounting Firm.

i.
On January 19, 2010, we dismissed Jewett, Schwartz, Wolfe & Associates as our independent registered public accounting firm. The Board of Directors of the Company approved such resignation on January 19, 2010.

ii.	The Company's Board of Directors participated in and approved the decision to change our independent registered public accounting firm.

iii.
Jewett, Schwartz, Wolfe & Associates did not issue any reports on the financial statements of the Company for the year ended December 31, 2009, nor did Jewett, Schwartz, Wolfe & Associates issue any reports that contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

iv.
In connection with the audit and review of the financial statements of the Company through December 31, 2009, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with Jewett, Schwartz, Wolfe & Associates' opinion to the subject matter of the disagreement.

v.
Jewett, Schwartz, Wolfe & Associates was engaged on September 21, 2009 and did not audit any financial statements of the Company.  The only interim unaudited financial statements issued during the engagement of this firm were contained in the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2009.  Additionally, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

vi.
The Company provided Jewett, Schwartz, Wolfe & Associates with a copy of this Current Report on Form 8-K and requested that Jewett, Schwartz, Wolfe & Associates furnish it with a letter addressed to the SEC stating whether or not they agree with the above statements. The Company has received the requested letter from Jewett, Schwartz, Wolfe & Associates, and a copy of such letter is filed as Exhibit 16.1 to this Current Report Form 8-K.

(b)	Engagement of New Independent Registered Public Accounting Firm.

i.
On January 19, 2010, the Board of Director's appointed Hein & Associates LLP, certified public accountants as the Company's new independent registered public accounting firm. The decision to engage Hein was approved by the Company's Board of Directors on January 19, 2010.

ii.
Prior to January 19, 2010, the Company did not consult with Hein regarding (1) the application of accounting principles to specified transactions, (2) the type of audit opinion that might be rendered on the Company's financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial statements of business acquired

Not applicable.

(b)	Pro Forma financial information

Not applicable.

(c)	Shell company transactions

Not applicable.

(d)	Exhibits

10.1  Form of purchase and sale agreement for Church field.

16.1 Letter from Jewett, Schwartz, Wolfe & Associates to the U.S. Securities and Exchange Commission dated January 19, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: January 21, 2010	By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier
Chief Executive Officer